Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Post-Effective Amendment No.1 on Form S-8 to Registration Statement on Form S-4 No. 333-251656) pertaining to IAC/InterActiveCorp’s 2018 Stock and Annual Incentive Plan, 2013 Stock and Annual Incentive Plan, 2008 Stock and Annual Incentive Plan, 2005 Stock and Annual Incentive Plan, Retirement Savings Plan, 2011 Deferred Compensation Plan for Non-Employee Directors, 2007 Deferred Compensation Plan for Non-Employee Directors and 2000 Fee Deferral Plan for Non-Employee Directors; and

(2) Registration Statement (Post-Effective Amendment No. 1 on Form S-3 to Registration Statement on Form S-1 No. 333-239204) pertaining to IAC/InterActiveCorp’s 2018 Stock and Annual Incentive Plan and 2013 Stock and Annual Incentive Plan,

of our report dated February 20, 2026 (except for the effects of presenting Care.com and the Search segment as discontinued operations as disclosed in Note 1 and 17, the change to the composition of operating segments disclosed in Note 1, and the recast of the segment reporting performance measure to reflect the revised definition as disclosed in Note 9, as to which the date is September 11, 2026), with respect to the consolidated financial statements and schedule of People Incorporated and subsidiaries, included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

New York, New York
September 11, 2026